Exhibit 99.2 Resolutions

APPROVAL OF JOINT FIDELITY BOND
AND JOINT INSURANCE ARRANGEMENT

Action Item:

Approve Joint Fidelity Bond and Joint Insurance Arrangement

Board Action Requested:

Consider and approve renewal of Funds’ joint fidelity bond and joint insurance arrangement

Reason for Action and Principal Considerations:

•Annual renewal is required

•Joint insurance is allowed in compliance with rule 17g-1 under the 1940 Act.

•Consider level of coverage, amount of premium

•Board must find that premiums are not higher for joint insurance than a fund would pay if acquiring coverage individually

Proposed Resolutions:

APPROVAL OF JOINT FIDELITY BOND AND JOINT INSURANCE ARRANGEMENT

The Boards are being asked to approve the Funds’ joint fidelity bond and joint insurance arrangement for a period of one year.

NOW, IT IS THEREFORE RESOLVED:
That the Managers find that the participation in the Joint Fidelity Bond is in the best interests of the Funds and that the proper officers be, and they hereby are, authorized to execute, with the advice of legal counsel to the Funds, a Joint Fidelity Bond on behalf of the Funds in the amount of $350,000, and it is

FURTHER RESOLVED,
That the Managers find that the premium is fair and reasonable provided that the allocation of the premium be in accordance with a formula under which each Fund pays no more than its pro rata share of the premium based on relative asset size and, in any event, a Fund would pay no more than the premium of an individual policy and no more than the share of the joint premiums based on the relative premiums which would apply to individual policies obtained by the funds participating in the Joint Fidelity Bond, and it is

FURTHER RESOLVED,
That the proper officers of the Funds hereby are authorized to execute and deliver an Agreement on behalf of the Funds regarding the allocation of premiums for and share of recovery from the Joint Fidelity Bond as required by Rule 17g-1(f) under the 1940 Act, and it is

FURTHER RESOLVED,
That the officers of the Funds are hereby directed to:

(1)  File with the SEC within 10 days after execution of the fidelity bond or amendment thereof (i) a copy of the bond, (ii) a copy of each resolution of the Boards of Managers, including a majority of the Managers who are not “interested persons,” approving the amount, type, form and coverage of such bond and the portion of the premium to be paid by the Funds, (iii) a statement showing the amount the Funds would have provided or maintained had they not been named as an insured under a joint insured bond, (iv) a statement as to the period for which the premiums for such bond have been paid, (v) a copy of each agreement between the Funds and all other named insured entered into pursuant to Rule 17g-1(f) under the 1940 Act, and (vi) a copy of any amendment to such Agreement within 10 days after the execution of such amendment;

(2)  File with the SEC, in writing, within five days after the making of a claim under the bond by the Funds, a statement of the nature and amount thereof;

(3)  File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Funds; and

(4)  Notify by registered mail each member of the Boards of Managers at his or her last known residence of (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification, (ii) the filing and the settlement of any claims under the bond by the Funds at any time the filings required under (2) and (3) above are made with the SEC, and (iii) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.

Attachments:
•Joint Fidelity Bond Binder and Quote
•Agreement Among Jointly Insured Parties